Exhibit 99.1
Clearwire Introduces CLEAR™ 4G Mobile Internet
Service to Las Vegas
Clearwire Showcases Mobile WiMAX Capabilities and Devices during Consumer
Launch Event Today at Town Square Mall
Dual-Mode 4G/3G Modem to Provide Nationwide Service Beginning August 1
Company continues progress on plans to bring CLEAR to 80 markets by end of 2010
LAS VEGAS — July 21, 2009 — The Las Vegas region officially hit the jackpot today as Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation, (NASDAQ: CLWR), rolled out CLEAR’s super fast mobile internet service to serve approximately 1.7 million residents across 638 square miles. Now, consumers and businesses can access the internet wirelessly, at true broadband speeds — at home, in the office, and on the go anywhere in the CLEAR coverage area.
“While it’s true that what happens in Vegas stays in Vegas, now, thanks to CLEAR, that doesn’t mean it has to stay in one place,” said Jeremy Abler, General Manager of Las Vegas market for Clearwire. “CLEAR will bring to Las Vegas residents the super-fast mobile internet experience they’re used to having at home or the office, anywhere around town or on the go. We’re providing a valuable, new category of internet service designed to make people’s lives more enjoyable and more productive, wherever they happen to be in our coverage area.”
In addition to the launch of Clear 4G service, the company also announced that, starting on August 1, it will offer the Clear 4G+ mobile USB, a dual-mode 4G/3G modem for customers who travel outside of CLEAR 4G coverage areas that uses Sprint’s nationwide 3G network — the most dependable 3G network in the nation — creating a truly national footprint for the most mobile of customers.
Owners of Apple® Macintosh® laptops will be able to connect to the CLEAR network using a USB modem beginning August 17 with the introduction of the Clear Connection Manager software for Mac. The software is compatible with existing Clear USB 4G WiMAX-only modems and will be available for download from clear.com. Dual-mode Clear 4G+ mobile USB service is expected to be available for Macs in Q4’09.
A CLEAR Difference
Unlike other wireless services, CLEAR delivers a mobile broadband internet experience on par with speeds typically experienced only on wired connections, like DSL. For example, some of today’s 3G wireless networks typically deliver download speeds of between 1.0 and 1.7 Mbps.

CLEAR customers, however, can expect to see download speeds of 3 to 6 mbps with bursts over 10 mbps.
The CLEAR customer experience is similar to that provided by Wi-Fi, but without the short range limitations of a traditional hot spot. CLEAR uses a 4G technology that differs from Wi-Fi called WiMAX, which provides service areas measured in miles, not feet. In Las Vegas, the CLEAR network utilizes an area-wide WiMAX radio system from Motorola.
As the internet integrates deeper into daily life, the opportunities to stay connected and be productive are enhanced by CLEAR in numerous ways, including by:
•	A local limousine or transportation service looking to provide in-vehicle internet service for their clients;

•	A busy parent who wants full internet connectivity for kids studying or playing games in the back of the family minivan;

•	A college student or retiree looking for one affordable internet service provider to meet their needs at home, on campus and on-the-go;

•	A mobile professional who is unsatisfied with the speeds and limitations of 3G modem cards or the need to seek out Wi-Fi hotspots;

•	A commuter interested in accessing entertainment sites like Hulu or Pandora on the way home.
For these and many other customers, CLEAR’s simple and innovative pricing provides ultimate flexibility. CLEAR’s mobile and residential plans can be purchased by the day or by the month, and with several no service contract options available. Home internet service plans start at $20 per month, while mobile internet plans start at $30 per month, or customers can purchase a convenient day pass for $10. Additional savings are available for customers by purchasing a combination of services that could include home-and-mobile or mobile-and-mobile internet plans starting at $45 for both, or by signing up for a two-year service agreement. The dual-mode 4G/3G plan is available for just $80 per month with a two-year service agreement. Customers can find full details about pricing options, business plans and purchase the service online at www.clear.com, or by visiting numerous retail locations throughout metro Las Vegas including: Sunset Galleria Mall, Boulevard Mall, Meadows Mall, Charleston Rampart, and Eastern Russell (McCarran), as well as any of 6 Best Buys or 24 RadioShack stores; or other authorized CLEAR dealers.
Simply Plug-In and Go
CLEAR offers several simple choices for broadband connectivity.
•	Clear USB Modem and Clear 4G+ Mobile: Mobile users simply plug-in CLEAR’s compact, mobile WiMAX-enabled USB modem into their laptop to get online. The USB modem, from Motorola, is available for only $59.99 or leased for just $4.99 per month. Customers can purchase the modem from a store or online. Customers who travel across the U.S. will be able to purchase the Clear 4G+ mobile USB, a dual-mode (4G/3G) modem from CLEAR beginning August 1. The dual-mode capabilities give the truly mobile user access to nationwide 3G network service whenever the Clear 4G service is not available. The 4G+ mobile USB will retail for $79.99, after instant rebate.
•	Residential data & voice services: For residential service, CLEAR offers customers a wireless high-speed modem, about the size of a small book. Customers simply plug the modem into a power outlet anywhere in their home or office and connect the modem to their PC or wireless router. This enables consumers and businesses to install high-speed internet service without the need to schedule an appointment, drill holes in their walls, or otherwise disrupt their day. The Clear Modem, a residential modem from Motorola, can be purchased for $79.99 or leased for just $4.99 monthly. Residential customers can also add in-home voice service with purchase of the Clear Voice Adapter for $15, and receive unlimited local and long distance service for just $25 per month.

•	Clear Spot: With the Clear Spot, any existing, off-the-shelf Wi-Fi device (compatible with 802.11b/g) can connect to CLEAR’s mobile WiMAX network. The Clear Spot creates a personal Wi-Fi hotspot that travels with consumers anywhere they happen to be within CLEAR’s mobile WiMAX service area. This $139.99 device is a portable, battery-powered router that seamlessly connects up to eight standard Wi-Fi-enabled devices (computers, mobile phones, portable gaming, consoles, cameras, etc.) to the internet via a Clear USB modem to access CLEAR’s mobile WiMAX network. The Clear Spot is compatible with both the Clear 4G and Clear 4G+ mobile USB dual-mode service options.

•	Intel Embedded WiMAX Laptops: Numerous CLEAR-compatible embedded WiMAX laptops based on Intel® Centrino® 2 processor technology are now available directly from their manufacturers and through other channels. From Dell, these include the Studio 17, Studio XPS 16, Latitude E4300, Latitude E6400, Latitude E6400 ATG, Latitude E6500, Precision M2400, and Precision M4400. From Fujitsu, this includes the LifeBook P8020. WiMAX-ready laptops from Lenovo include the ThinkPad line: SL400, SL500, X200, X200s, X200 Tablet, X301, T400, T500, W500, W700. From Samsung, this includes the X460 notebook as well as the NC10, the first WiMAX-enabled netbook based on the Intel® Atom™ processor, available in the U.S. From Toshiba, consumers can order the Portégé® R600-ST520W and Satellite® U405-S2920.

•	Samsung Mondi: Also launching in August is the Samsung Mondi, a mobile WiMAX enabled handheld device that combines the abilities of a PC with the size and portability of a phone.

•	Coming Soon: Panasonic has announced plans to deliver this year a Toughbook® computer with embedded WiMAX based on Intel® Centrino® 2 processor technology, and compatible with the CLEAR network.
Las Vegas Launch Event and Community Outreach
Clearwire will also host a consumer launch event today, July 21, from 4 p.m. to 8 p.m. at Town Square Mall located south of the Mandalay Bay on the Las Vegas Strip, across from McCarran International Airport. The event is an opportunity for the public to experience CLEAR’s advantages firsthand through a series of mobile WiMAX demonstrations. In addition, attendees will be treated to some unique visual displays of the service including on a CLEAR-branded hot air balloon, and a glass-enclosed living room on wheels. Attendees will also have opportunities to win prizes, including CLEAR product discounts and other merchandise. In addition, CLEAR will announce plans to provide dozens of embedded WiMAX laptops based on Intel® Centrino® 2 processor technology, as well as netbooks based on Intel® Atom™ processors, with CLEAR service to the Clark County School District’s Virtual High School before the start of the next school year.
“Supporting the communities we serve is a key focus of CLEAR and today’s event and donation to Clark County’s Virtual High School are just the beginning of our commitment to the Las Vegas region,” continued, Jeremy Abler. “With the netbooks and CLEAR service, the faculty, staff and students alike will find new and interesting opportunities to learn and explore in the coming school year.”
Additional Markets
As part of a multi-year network build-out plan, Clearwire’s 4G network will be available in major metropolitan areas across the United States. In addition to Las Vegas, mobile WiMAX service is already available in Baltimore, Maryland; Portland, Oregon; and Atlanta, Georgia.
The company plans to bring CLEAR to 80 markets covering up to 120 million people by the end of 2010. Some of the additional markets planned to launch in 2009 include Chicago, Charlotte, Dallas/Ft. Worth, Honolulu, Philadelphia, and Seattle. Some of the additional markets planned to launch in 2010 include New York, Boston, Washington, D.C., Houston and the San Francisco Bay Area.
For more information about CLEAR, visit www.clear.com or become a CLEAR Insider on Facebook at www.facebook.com/CLEARinsider. Detailed company information about Clearwire is available at www.clearwire.com.
For press, product images and company logos can be downloaded from the Clearwire’s website at: http://newsroom.clearwire.com/phoenix.zhtml?c=214419&p=imagegallery.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ: CLWR), offers a robust suite of advanced high-speed internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology, in four markets and provides pre-WiMAX communications services in 50 markets across the U.S. and Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.
# # #
Contact Information:

Clearwire Media Relations	JLM Partners for Clearwire
Susan Johnston	Mike DiGioia
425-766-1585 (mobile)	206-819-9032 (mobile)

425-216-7913 (office)	206-381-3600 (office)
susan.johnston@clearwire.com	mike@jlmpartners.com
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the securities laws. The statements in this release regarding plans for the development and deployment of the first nationwide next-generation wireless broadband network based on mobile WiMAX technology; the timing, availability, capabilities and coverage of our network, including market launch plans; products and services to be offered on our network; planned marketing and branding efforts and other statements that are not historical facts are forward-looking statements. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are projections reflecting management’s judgment and assumptions based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements due to a variety of factors, including, but not limited to the risks referenced in the section of Clearwire’s Annual Report on Form 10-K entitled “Risk Factors,” filed March 26, 2009.
Clearwire believes the forward-looking statements in this release are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Clearwire is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.